UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010 (January 22, 2010)

SILVERADO GOLD MINES LTD.
(Exact name of Registrant as specified in charter)

British Columbia, Canada	000-12132	98-0045034
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

1111 West Georgia Street, Suite 1820
Vancouver, British Columbia, Canada V6E 4M3
(Address of principal executive offices)

Registrant’s telephone number, including area code: 1 (800) 665-4646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SILVERADO GOLD MINES LTD.

This Current Report on Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively, the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management, as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01	Entry into a Material Definitive Agreement

On January 22, 2010, Silverado Gold Mines Ltd. (the “Registrant”) entered into a Note Purchase Agreement (the “Agreement”) with St. George Investments, LLC, an Illinois limited liability company (“St. George”).

Pursuant to the terms of the Agreement, the Registrant issued and sold a convertible promissory note, dated January 22, 2010 (the “Note”), to St. George for the purchase price of $80,000. An origination fee of $5,000 was paid by the Registrant to St. George from the proceeds of the sale of the Note.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is hereby incorporated into this Item 2.03 by this reference. Unless otherwise defined herein, all capitalized terms below shall have the meanings ascribed to them in the Note.

On January 22, 2010, the Registrant sold and issued the Note to St. George pursuant to the terms of the Agreement. The Note provides that interest on the unpaid principal balance of the Note shall not accrue unless a Trigger Event occurs. A Trigger Event shall have occurred if: (i) the ten-day average daily dollar volume of the Registrant’s common stock falls to less than $15,000 per day, or (ii) an Event of Default occurs. Events of Default consist of: failure of the Registrant to make payment when due or deliver shares as required under the Note; Registrant’s material breach of its covenants or representations and warranties as set forth in the Transaction Documents; Registrant’s failure to pay its debts generally as they become due or the filing of a voluntary or involuntary bankruptcy petition on behalf of the Registrant; and an action taken by any governmental or regulatory authority that materially affects the Registrant’s financial condition, operations, or ability to pay or perform its obligations under the Note. Upon the occurrence of a Trigger Event, the principal balance of the Note shall accrue interest at a rate of 1.5% per month and St. George will have the option to either (i) increase the Outstanding Amount to 110% of the Outstanding Amount, or (ii) subtract 10% from the Conversion Factor.

Unless sooner converted by St. George, the Note shall mature on the earlier of March 15, 2010 and the first date on which the Registrant and St. George complete an Additional Investment. The Note provides St. George with the option, at any time prior to payment in full by the Registrant, to convert the Outstanding Amount into shares of the Registrant’s common stock. The number of common shares to be issued upon conversion shall be determined by dividing the Outstanding Amount by 70% of the average of the three lowest closing bid prices for the Registrant’s common stock for the twenty trading days immediately preceding the date of the Conversion Notice.

In the event that St. George sends written notice to the Registrant that St. George is prepared to complete an Additional Investment, and the Additional Investment is not consummated primarily due to the Registrant’s failure to close for any reason, then for every 30 day period following the Maturity Date that the Registrant fails to close, the principal balance of the Note shall increase by $25,000 plus St. George’s reasonable legal and transaction fees.

The Registrant may prepay the Note in whole or in part at any time prior to the Maturity Date. The Note shall become due and payable upon a change in control of the Registrant (as described in the Note). The Note shall be construed in accordance with the laws of the State of Illinois.

The foregoing summary of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, a copy of which is filed as Exhibit 99.2 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Document

99.1	Note Purchase Agreement
99.2	Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 28, 2010	Silverado Gold Mines Ltd.

	By:	/s/ Garry L. Anselmo
Garry L. Anselmo,
Chief Executive Officer